                                                                     EXHIBIT (c)



December 14, 2000

C. Cotran Holding inc.,
220 Boul. Industriel
Boucherville, Quebec
Canada J4B2X4


Dear Sirs:

     Parisien, Grou, La Salle Inc. ("PGL") understands that C. Cotran Holding Inc. (Cotran) contemplates the purchase of all the issued and outstanding common shares of Sel-Drum International Inc. ("Company") through a Plan of Binding
Share Exchange (the "Plan") pursuant to Section 913(g) of the Business Corporation Law of the State of New York. The terms of the Plan are described in a Transaction Statement in Schedule 13E-3 to be filed with the Securities and Exchange Commission and in a Notice to Shareholders (the "Notice") which PGL understands will be mailed to shareholders of the Company in connection with the Plan.

     Cotran has retained the services of PGL to provide guidance for itself in evaluating the Plan which includes a review thereof, and the preparation and delivery of a report as to its fairness for the holders of Common Shares, from a financial point of view (the "Fairness Review"). In order to execute this Fairness Review we have performed the procedures usually prescribed and recognised in such matters under business valuation standards.

     PGL has not been engaged to prepare a valuation of the Company or of any of it's assets, and the Fairness Review should not be construed as such.

Engagement

     PGL was formally engaged by Cotran through an agreement between Cotran and PGL (the "Engagement Agreement") dated November 13, 2000. The terms of the Engagement Agreement provide that PGL is to be paid a fee of $10,000 for its services. In addition, PGL is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Cotran in certain circumstances.

PGL acknowledges that the conclusions of its Fairness Review will be relied upon by the Board of Directors of Cotran. PGL further consents to the filing of its Fairness Review report in its entirety with the Securities and Exchange Commission and to reference thereto and description thereof in the Notice to be distributed to shareholders.

Relationship with Interested Parties

     Neither PGL, nor any of their respective associates or affiliates is an insider, associate or affiliate of Cotran or of the Company affiliates. PGL has not participated in any financing involving Cotran or the Company or any of their associates or affiliates.

     Except as disclosed hereafter, PGL has not been engaged to provide any financial advisory services to Cotran or the Company. Grou La Salle + Associates, a partnership constituted under the laws of the Province of Quebec whose partners are also shareholders of PGL, has been acting as external auditors of Densigraphix Kopi inc and Cotran since 1992. There are no understandings, agreements or commitments between Grou La Salle + Associates, PGL, the Company, Densigraphix Kopi inc., Cotran and or any of their respective associates or affiliates with respect to any future business dealings. PGL may, in the future, in the ordinary course of its business, perform financial advisory or investment services for Cotran, the Company, Densigraphix Kopi inc. or any of their respective associates or affiliates.

Credentials of PGL

     PGL is a corporation established under the laws of Canada which provides corporate consulting and advisory services to companies.

     PGL'S services include:

o    Corporate and project acquisition identification and evaluation.
o    Corporate and project due diligence and valuation.
o    Acquisition structuring, negotiation, and financing.

     PGL'S team has extensive experience in all facets of valuations including mergers, acquisitions, divestiture and fairness opinion matters. The team includes members experienced in project evaluation, financial investment, and the provision of fairness opinions.

Scope of Review

     To execute our Fairness Review, we have reviewed and relied upon or carried out, among other things, the following:

     The Plan

     1. Schedule 13E-3, the Plan of Exchange and the Notice to Shareholders to be filed with the Securities and Exchange Commission on or about December 22, 2000.

     Sel-Drum International Inc.

     3. audited financial statements of the Company for the years ended July 31, 1999 and July 31, 2000;

     4.   annual report of the Company for the year ended July 31, 1999;

     5. Notice of Annual Meeting for Shareholders and Proxy Statement of the Company for the year ended July 31, 1999.

     6. Forms 10-K of the Company for the years ended July 31, 1999 and July 31, 2000; and Form 10-Q for the Company for the quarter ending October 31, 2000.

     7.   Internal management information provided by the Company;

     8.   Discussions with senior management of the Company;

     9.   Discussions with the Company's auditors and legal counsel;

     10. The Company's internal budget prepared by management with respect to the years 2000 and 2001;

     11.  Review of minutes of the board of directors of the Company;

     12.  Certain agreements involving the Company;

     13.  Outstanding options of the Company;

     General

     14. Public information relating to the business, operations, financial performance and stock trading history of the Company;

     15. Representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Review report is based; and

     16. Such other corporate, industry and financial market information, investigations and analyses as PGL considered necessary or appropriate in the circumstances.

          PGL has not, to the best of its knowledge, been denied access by the Company to any information requested by PGL.

Prior Valuations

     The Company has represented to PGL that there have not been any prior valuations of the Company or of its associates or affiliates, material assets or securities in the past twenty-four month period.

Assumptions and Limitations

     With the approval of Cotran and as provided for in the Engagement Agreement, PGL has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company and their consultants and advisors (collectively, the "Information"). The fairness Review report is conditional upon such completeness, accuracy and fair presentation of such information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the information.

     Senior officers of the Company have represented to PGL in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer of the Company or in writing by the Company or any of its subsidiaries or their respective agents to PGL relating to the Company or any of its subsidiaries or to the Plan, for the purpose of preparing the Fairness Review report was, at the date the Information was provided to PGL, and is, except as has been disclosed in writing to PGL, complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Plan, and did not, and does not, omit to state a material fact in respect of the Company, its subsidiaries or the Plan necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and that (ii) since the dates on which the Information was provided to PGL, except as disclosed in writing to PGL, or as publicly disclosed by the Company, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Fairness Review report.

     In preparing the Fairness Review report, PGL has made several assumptions, including that all of the conditions required to implement the Plan will be made and that the disclosure provided or incorporated by reference in the Notice with respect to the Company and its subsidiaries and affiliates and the Plan is accurate in all material respects.

     The Fairness Review report addresses the fairness of the Plan on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to PGL in discussions with management of the Company. In its analyses and in preparing the Fairness Review report, PGL made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PGL or any party involved in the Plan.

     The Fairness Review report has been provided for the use of Cotran and the unaffiliated shareholders of the Company and may not be used by any other person or relied upon by any other person other than Cotran and the unaffiliated shareholders of the Company without the express prior written consent of PGL. The Fairness Review report is released as of the date hereof and PGL disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Review report which may come or be brought to PGL'S attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the conclusions of the Fairness Review report after the date hereof, PGL reserves the right to change, modify or withdraw the Fairness Review report.

     PGL believes that its analysis must be considered as a whole and that selecting portions of the analysis or the factors considered by it, without considering all factors and analysis together, could create a misleading view of the process underlying the Fairness Review report. The preparation of such a report is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Review report is not to be construed as a recommendation to any holder of Common Shares as to whether to accept the Plan.

Overview of the Company

     Sel-Drum International, Inc. (the "Company") is a United States holding company, which owns 100% of the common stock of Sel-Drum Imaging Corporation (a Canadian holding company). Sel-Drum Imaging Corporation owns 100% of the common stock of Sel-Drum Corporation (U.S.A.), Inc. (a United States operating company) and Sel-Drum Corporation (a Canadian operating company).

     Sel-Drum Corporation (U.S.A.), Inc. operates from a warehouse located in Buffalo, New York. Sel-Drum Corporation's facility for its wholesale distribution operations, which includes warehouse space and administrative offices, is located in Burlington, Ontario, Canada. Sel-Drum Corporation also has a manufacturing facility and administrative offices in Kelowna, British Columbia, Canada.

     Sel-Drum Corporation (U.S.A.), Inc. and the Burlington division of Sel-Drum Corporation are engaged in the wholesale distribution of parts and supplies used in the reprographic industry. The Kelowna division of Sel-Drum Corporation is engaged in the re-manufacture of cartridges used in laser printers and facsimile machines.

     On July 30, 1999 a stock purchase agreement was executed which provided for the acquisition of 96.7% of the issued and outstanding common stock of the Company by C. Cotran Holding Inc. Further information regarding the Company is included in the Notice.

Fairness Analysis

     Approach to Fairness

     The Fairness Analysis has been prepared based upon techniques that PGL considers appropriate in the circumstances, after considering all relevant factors and taking into account its assumptions in order to arrive at a "fair market value" of the Common Shares. For the purposes of the Fairness Analysis, PGL defines "fair market value" as the highest price that an informed and prudent buyer would pay in an open and unrestricted market to an informed and prudent seller, each acting at arm's length, where neither party is under any compulsion to transact, expressed in terms of money's worth.

     In preparing the Fairness Analysis, PGL considered different evaluation methodologies such as the net asset value analysis, price/earnings analysis, precedent transactions and recent arm's length transaction analysis, market trading analysis and determined the precedent and recent arm's length analysis to be the most appropriate method.

     PGL has assessed the fairness of the Plan to the holders of Common Shares from a financial point of view, based upon a number of factors. These factors include:

     (i) a comparison of the consideration under the Plan to precedent transactions and recent arm's length transactions;

     (ii) a comparison of the consideration under the Plan to trading levels of the Common Shares;

     (iii)a comparison of the consideration under the Plan to the Net Book value.

Precedent transaction and arm's length transaction

     PGL in assessing the fairness of the transaction, reviewed the share purchase agreement executed on July 30, 1999 whereby Cotran purchased 96.7% of issued and outstanding shares of the Company, as well as transactions in fiscal 1999 to repurchase common shares resulting from third party transaction or put rights agreement.

The consideration for such share purchase agreements were as follows :

--------------------------------------------------------------------------------
Date of transaction               Number of shares                  Price
                                   transacted / %
--------------------------------------------------------------------------------
   July 31, 1999                 7,173,680( 96.7%)             $0.40 per share

--------------------------------------------------------------------------------
   August 1, 1998                     *100,000                 $1.00 per share
    July 30,1999                      245,000                  $1.00 per share
--------------------------------------------------------------------------------
January to May 1999                   125,000                  $0.40 per share
--------------------------------------------------------------------------------

*Of this amount $50,000 was allocated to the fair market value of the stock and $50,000 was allocated to a non-competition agreement .

     Based on this analysis, it appears that the price of $0.40 paid by Cotran in July 1999 for the 96.7% interest in the Company, represents a fair value for the shares.

Trading Analysis

     PGL also examined the trading history of the Company 1) for the period from July 1997 to June 1999 prior to the acquisition by Cotran and 2) for the period from October 1999 to October 2000 after the acquisition by Cotran and 3) prior to the announcement of the Arrangement. The following table sets forth the high and low bid quotations provided for Sel-Drum's common stock for each quarterly period during the last three fiscal years.:


                               COMMON STOCK PRICE

               First Quarter        Second Quarter           Third Quarter         Fourth Quarter

              High         Low      High       Low          High         Low       High        Low
Fiscal
2000         $0.34375    $0.3125    $0.5       $0.25        $0.33       $0.3125    $0.375      $0.375
Fiscal
1999         $0.375      $0.375     $0.375     $0.375       $0.375      $0.375     $0.375      $0.315
Fiscal
1998         $0.125      $0.0625    $0.50      $0.07        $0.53125    $0.375     $0.87       $0.3125


From this analysis, it appears that the average median trading value in the last year was between $0.35 and $0.375 with a very low trading activity for the 3.3% of common stock held by the public, resulting in poor price performance since 1997.

Net Asset Analysis

PGL also performed an analysis of the net book value of the shares, being the minimum value for the common shares. The analysis took into consideration fixed assets, intangible assets and earnings per share. The net book value of the shares was calculated at July 31, 2000 at $0.18 and at $0.20 at October 31, 2000.


Fairness Review report

     Based upon and subject to the foregoing, PGL is of the opinion that, as of the date hereof, the Plan is fair, from a financial point of view, to the holders of Common Shares.





Yours very truly,
PARISIEN, GROU, LA SALLE inc.